Filed Pursuant to Rule 433

Dated March 6, 2017

Registration Statement No. 333-205731

McDONALD’S CORPORATION

USD 600,000,000 2.625% Medium-Term Notes Due 2022

Summary of Terms

Issuer:	McDonald’s Corporation
Ratings:	Moody’s: Baa1 (Stable), S&P: BBB+ (Stable)*
Trade Date:	March 6, 2017
Settlement Date:	March 9, 2017
Maturity Date:	January 15, 2022
Security Description:	SEC-Registered Senior Unsecured Fixed Rate Medium-Term Notes
Total Principal Amount:	USD 600,000,000
Coupon:	2.625%
Issue Price:	99.935% of the principal amount, plus accrued interest from and including January 15, 2017
Yield to Maturity:	2.639%
Spread to Benchmark Treasury:	T + 62 basis points
Benchmark Treasury:	1.875% 5-year note due February 28, 2022
Benchmark Treasury Yield:	2.019%
Coupon Payments:	Pays Semi-Annually on the 15th day of January and July, beginning July 15, 2017
Day Count:	30 / 360
Redemption Provision:

The 2022 Notes will be redeemable at any time prior to the maturity date, at the option of McDonald’s Corporation, in whole or in part, at a redemption price equal to the greater of: (1) 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on those Notes to the redemption date; or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus accrued and unpaid interest on those Notes to the redemption date.

Joint Bookrunners:	Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Mizuho Securities USA Inc.
MUFG Securities Americas Inc.
SG Americas Securities, LLC
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
CUSIP:	58013MEM2

The 2022 Notes constitute a further issuance of, and are consolidated and form a single series with, the outstanding 2.625% Medium-Term Notes Due 2022 that McDonald’s Corporation issued on September 30, 2011 and February 7, 2012.  Upon completion of this offering, the aggregate principal amount of outstanding notes of this series will be USD 1.35 billion.

* A credit rating is not a recommendation to buy, sell or hold securities.  It may be subject to revision or withdrawal at any time by the assigning credit rating agency.  Each credit rating is applicable only to the specific security to which it applies.  Investors should make their own evaluation as to whether an investment in the security is appropriate.

USD 850,000,000 3.500% Medium-Term Notes Due 2027

Summary of Terms

Issuer:	McDonald’s Corporation
Ratings:	Moody’s: Baa1 (Stable), S&P: BBB+ (Stable)*
Trade Date:	March 6, 2017
Settlement Date:	March 9, 2017
Maturity Date:	March 1, 2027
Security Description:	SEC-Registered Senior Unsecured Fixed Rate Medium-Term Notes
Total Principal Amount:	USD 850,000,000
Coupon:	3.500%
Issue Price:	99.476% of the principal amount
Yield to Maturity:	3.563%
Spread to Benchmark Treasury:	T + 107 basis points
Benchmark Treasury:	2.250% 10-year bond due February 15, 2027
Benchmark Treasury Yield:	2.493%
Coupon Payments:	Pays Semi-Annually on the 1st day of September and March, beginning September 1, 2017
Day Count:	30 / 360
Redemption Provision:

The 2027 Notes will be redeemable at any time prior to December 1, 2026 (three months prior to the maturity date), at the option of McDonald’s Corporation, in whole or in part, at a redemption price equal to the greater of: (1) 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on those Notes to the redemption date; or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus accrued and unpaid interest on those Notes to the redemption date. The 2027 Notes will be redeemable in whole or in part, at any time on or after December 1, 2026 (three months prior to the maturity date) at the Company’s option, at a redemption price equal to 100% of the principal amount of such series of the Notes to be redeemed, plus accrued and unpaid interest on those Notes to the redemption date.

Joint Bookrunners:	Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Mizuho Securities USA Inc.
MUFG Securities Americas Inc.
SG Americas Securities, LLC
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
CUSIP:	58013MFB5

USD 550,000,000 4.450% Medium-Term Notes Due 2047

Summary of Terms

Issuer:	McDonald’s Corporation
Ratings:	Moody’s: Baa1 (Stable), S&P: BBB+ (Stable)*
Trade Date:	March 6, 2017
Settlement Date:	March 9, 2017
Maturity Date:	March 1, 2047
Security Description:	SEC-Registered Senior Unsecured Fixed Rate Medium-Term Notes
Total Principal Amount:	USD 550,000,000
Coupon:	4.450%
Issue Price:	99.509% of the principal amount
Yield to Maturity:	4.480%
Spread to Benchmark Treasury:	T + 137 basis points
Benchmark Treasury:	2.875% 30-year bond due November 15, 2046
Benchmark Treasury Yield:	3.110%
Coupon Payments:	Pays Semi-Annually on the 1st day of March and September, beginning September 1, 2017
Day Count:	30 / 360
Redemption Provision:

The 2047 Notes will be redeemable at any time prior to September 1, 2046 (six months prior to the maturity date), at the option of McDonald’s Corporation, in whole or in part, at a redemption price equal to the greater of: (1) 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on those Notes to the redemption date; or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus accrued and unpaid interest on those Notes to the redemption date. The 2047 Notes will be redeemable in whole or in part, at any time on or after September 1, 2046 (six months prior to the maturity date) at the Company’s option, at a redemption price equal to 100% of the principal amount of such series of the Notes to be redeemed, plus accrued and unpaid interest on those Notes to the redemption date.

Joint Bookrunners:	Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Mizuho Securities USA Inc.
MUFG Securities Americas Inc.
SG Americas Securities, LLC
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
CUSIP:	58013MFC3

United States Tax Considerations:

The text under “United States Tax Considerations” in the Prospectus Supplement, dated July 17, 2015, summarizes certain U.S. federal income tax considerations that may be relevant to a beneficial owner of a note.  The text is amended as follows:

I.                                        Introductory paragraph — Insert the following text after the fourth sentence:

It is intended to apply only to investors who acquire their notes upon original issuance, or investors who acquire their notes in a subsequent purchase and are not members of our expanded group, as defined in the Treasury regulations under Section 385 of the Internal Revenue Code (the “Code”).

II.                                   “United States Tax Considerations — Original Issue Discount” — Delete the following text in the first sentence:

Internal Revenue

III.                              “United States Tax Considerations — Non-U.S. Holders” — Replace the existing text in its entirety with the following:

If a holder is a non-resident alien individual or a foreign corporation that is the beneficial owner of the notes (a “non-U.S. holder”):

(a) payments of interest (including any original issue discount) on a note made to such non-U.S. holder will not be subject to withholding of U.S. federal income tax, provided that, with respect to payments of interest on a note, (i) the non-U.S. holder does not actually or constructively own 10 percent or more of the combined voting power of all classes of our stock and is not a controlled foreign corporation related to us through stock ownership; (ii) the payments are not payments of contingent interest as described in Section 871(h)(4) of the Code (generally, interest (including original issue discount), the amount of which is determined by reference to our receipts, sales, cash flow, income, profits, property values, dividends or comparable attributes or such attributes of a party related to us); (iii) the beneficial owner provides a statement signed under penalties of perjury (typically, on IRS Form W-8BEN or W-8BEN-E) that includes its name and address and certifies that it is a non-U.S. holder in compliance with applicable requirements (or satisfies certain documentary evidence requirements for establishing that it is a non-U.S. holder); (iv) the non-U.S. holder has provided any direct or indirect information with respect to its direct and indirect U.S. owners; and (v) if the non-U.S. holder or any intermediary through which it holds notes is a “foreign financial institution” (as defined below), each such entity has entered into an agreement with the U.S. government, pursuant to which it agrees, among other responsibilities, to collect and provide to the U.S. tax authorities information about its direct and indirect U.S. accountholders and investors, or otherwise establishes an exemption; and

(b) such non-U.S. holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange or redemption of the note, provided that, (i) the gain of such holder is not effectively connected with the holder’s conduct of a trade or business in the United States (and, if certain treaties apply, is not attributable to a permanent establishment maintained by the non-U.S. holder within the United States); (ii) if the non-U.S. holder is an individual holder, such holder is not present in the United States for 183 days or more in the taxable year of the sale, exchange or redemption (and does not satisfy certain other conditions); and (iii) in the case of a sale, exchange, redemption or other taxable disposition of a note effected on or after January 1, 2019, (x) the non-U.S. holder has provided any direct or indirect information with respect to its direct and indirect U.S. owners; and (y) if the non-U.S. holder or any intermediary through which it holds notes is a “foreign financial institution” (as defined below), each such entity has entered into an agreement with the U.S. government, pursuant to which it agrees, among other responsibilities, to collect and provide to the U.S. tax authorities information about its direct and indirect U.S. accountholders and investors, or otherwise establishes an exemption.

If U.S. tax is imposed as a result of a failure to comply with the documentation requirements described in clauses (a)(iv) and (v) or (b)(iii) above, the beneficial owner may be entitled to a refund if the required information is provided to the IRS.

For purposes of the discussion in paragraphs (a) and (b) above, a “foreign financial institution” generally is a non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business; (ii) as a substantial portion of its business, holds financial assets for the account of others; or (iii) is engaged (or holds itself out as being engaged) primarily in the business of investing, reinvesting, or trading in securities, partnership interests or commodities, or interests in securities, partnership interests or commodities.

U.S. information reporting requirements and backup withholding tax will not apply to payments on a note made to a non-U.S. holder if the statement described in paragraph (a)(ii) above is duly provided.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability.  A holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claims for a refund with the IRS and furnishing the required information.

Plan of Distribution:

The text under “Plan of Distribution” in the Prospectus Supplement, dated July 17, 2015, is amended by inserting the following text immediately preceding the “General” heading therein:

Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.  Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this document (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory.  The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the agents are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Legal Matters:

The text under “Legal Matters” in the Prospectus Supplement, dated July 17, 2015, is amended as follows:

Jerome N. Krulewitch, McDonald’s Corporate Executive Vice President, General Counsel and Secretary, will pass upon the validity of the notes for us.  Allen & Overy LLP, New York, New York, will pass upon the validity of the notes for the agents.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer or any agent participating in the offering will arrange to send you the prospectus if you request it by calling McDonald’s Corporation toll-free at 1-800-228-9623; J.P. Morgan Securities LLC collect at 1-212-834-4533; Mizuho Securities USA Inc. toll-free at 1-866-271-7403; U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607; or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.